Exhibit 99.1

AeroGrow Reports Results for the Fiscal Year Ended March 31, 2013

•	Partnership deal with Scott’s Miracle-Gro includes marketing, co-branding, supply chain, R&D and significant capital investment

Boulder, CO – July 1, 2013 - AeroGrow International, Inc. (OTCQB:AERO) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the fiscal year ended March 31, 2013.

AeroGrow reported a modest EBITDA loss of $757,791, down from a $298,498 EBITDA profit in the previous fiscal year and a significant improvement over the almost $3 million EBITDA loss for the fiscal year ended March 31, 2011.  The decrease in profitability was due to a 10.9%  overall decrease in sales, combined with increased forward-looking business development activities such as new product development and marketing, designed to grow the business ongoing.

 “It has been a transformational year at AeroGrow, and despite our down tick in sales and EBITDA profitability I’m quite proud of what we’ve achieved,” said Mike Wolfe, AeroGrow’s President and Chief Executive Officer.  “On the heels of our first-ever EBITDA profitable year in 2012, we focused in 2013 on developing a solid foundation from which to grow.  To that end, we invested heavily in product R&D and made numerous marketing expenditures intended to drive brand awareness, completely restructured the balance sheet and successfully re-kindled relationships with some of our most profitable retail partners.”

“These activities led to our formation, after the close of the fiscal year, of a crucial strategic partnership with The Scott’s Miracle-Gro company,” continued Mr. Wolfe.  “In addition to a significant working capital infusion from Scotts, the partnership affords AeroGrow the use of the globally recognized and highly trusted Miracle-Gro brand name, while providing us a broad base of support in sales, marketing, distribution, supply chain logistics, R&D, and sourcing.”

Sales into the Company’s retail channel posted its first year over year increase in 4 years, increasing 24.9% and demonstrating the ongoing strong demand for AeroGardens through other channels.  This growth was led by a successful holiday sales partnership at retail giant Amazon.com.  The retail sales growth was offset by a 14.7% decrease in our direct-to-consumer sales, which principally reflects the lower sales in the fiscal third quarter caused in part by a labor strike at the Ports of Los Angeles and Long Beach in late November and early December.  The strike delayed container loads of AeroGardens in the critical pre-Christmas time period.

Year over year, gross margin dropped 4 percentage points from 49.4% to 45.4%, primarily the result of channel mix due to sales increases in lower margin retail and international sales and lower overall sales in the high margin direct response channel.

General and Administrative expenses declined 20.2% year over year, down $460,397 and continuing a 4 year trend as the Company continued its focus on cost controls.

On April 23, 2013 the Company announced that Scotts Miracle-Gro had made a $4.5 million equity investment and IP acquisition with the Company, resulting in a 27% beneficial ownership interest in AeroGrow.  In the process, AeroGrow took steps to entirely eliminate its long term debt, restructured the balance sheet to facilitate potential future transactions, and gained a valuable partnership for growth.

“I believe that the addition of the Miracle-Gro brand and Scotts’ broad support for the indoor garden category will lead to long-term sustainable revenue growth, with profits to match,” continued Mr. Wolfe.  “Our goal in the coming year is to execute the co-branding and initiate multiple new distribution programs aimed at increasing long term revenue.  As important, we will be working with Scotts to bring increased awareness and excitement to the rapidly growing indoor garden category.  All of these initiatives will begin in earnest in the Fiscal 3rd quarter of this year as we load in the newly branded Miracle-Gro AeroGarden inventory.  In the mean time, we will be limited in the amount of inventory that we have available to sell.”

“And finally,” Mr. Wolfe added, “as a result of the cash infusion by Scotts we were able to negotiate an elimination of the remaining long-term debt with a Chinese supplier.  This debt – which has lingered since 2008 – was settled for about 55 cents on the dollar, and leaves the company with minimal long-term debt on our balance sheet consisting of only two, small self-liquidating debt instruments that will be paid down to literally zero over about the next 9 months.  At that time, AeroGrow will be completely free of any long term debt due third parties – a remarkable achievement from where the company found itself just over a year ago.”

RESULTS OF OPERATIONS

For the fiscal year ended March 31, 2013 (“Fiscal 2013”), our net sales totaled $7,330,408, a decrease of 10.9% from the fiscal year ended March 31, 2012 (“Fiscal 2012”).

As of March 31, 2013, our products were being carried in approximately 72 retail storefronts, as compared to approximately 486 a year earlier. The decrease is the result of the completion of a promotion program for our AeroGarden 3 units at Canadian Tire stores in Canada.

Our direct-to-consumer sales declined, by 14.7% to $6,303,955, principally reflecting lower sales in the fiscal third quarter caused by a labor strike in the ports of Los Angeles and Long Beach which delayed the delivery of container loads of AeroGardens in the critical pre-Christmas time period, along with an overall decline in sales of seed kits and accessory items due in part to the aging of our direct response customer file. Our sales to retailer customers increased by 24.9% to $887,417 during Fiscal 2013.  The increase in sales to retailers reflected sales to newly acquired retail accounts, particularly Amazon.com. On a product line basis, we saw a year-over-year increase in the mix of AeroGardens as a percent of total revenue.  For the fiscal year ended March 31, 2013, AeroGarden sales decreased by 4.7% and represented 48.1% of total revenue, as compared to 44.9% in the prior year period.  This increase reflected the combined impact of stocking orders from new retailer accounts and a shift in our marketing mix to drive trial of AeroGardens by new consumers.   Seed kit and accessory sales decreased as a percent of the total to 51.9% from 55.1% in the prior year period.

We saw a 39.2% year-over-year decrease in the efficiency of our marketing efforts during Fiscal 2013, as measured by dollars of direct-to-consumer sales per dollar of advertising expense. Marketing efficiency declined as we moved from a reactive marketing strategy designed to conserve capital, to a proactive strategy designed to increase awareness and drive future product and seed kit sales.  The  $304,163 increase in advertising spend is an initial step in our plans to reverse the long term sales decline and begin growing revenue once again.   Sales per dollar of advertising expense totaled $5.97 during Fiscal 2013, as compared to $9.83 per dollar of advertising expense in Fiscal 2012.  Sales to international distributors increased in Fiscal 2013, by 4.5% to $139,036. This increase is exclusively attributable to reorders from our existing customers. The combination of these factors resulted in a year-over-year decline in total net sales of 10.9% to $7,330,408 in Fiscal 2013.

Our gross margin for Fiscal 2013 was 45.4%, down from 49.4% in the prior year, as efficiency gains in our assembly, fulfillment, and distribution operations were effectively offset by the shift in our revenue mix from higher margin direct response and seed kit sales to lower margin retailers and AeroGarden sales.

Operating expenses for Fiscal 2013 totaled $4,439,451, 1.9% or $81,248 higher than the prior fiscal year. Sales and marketing costs increased by 14.5%, including a $304,163, or 40.5% increase in advertising.  General and administrative expense totaled $1,818,094 during Fiscal 2013, and was down 20.2%, or $460,397 from Fiscal 2012.  The lower general and administrative expense primarily reflected the impact of spending reductions in all areas, including legal expenses, administration, and facility and office-related expenses.  Research and development costs also increased 507.9% year-over-year or $247,213 in Fiscal 2013, reflecting increased product development activity relative to the prior fiscal year primarily related to the development of the AeroGarden ULTRA.

Our loss from operations totaled $1,109,169 for Fiscal 2013, as compared to a loss of $292,455 in the prior year.  The higher loss reflected the impact of the increase spending on marketing and product development combined with lower revenue and decreased margins during Fiscal 2013.

Other expense for Fiscal 2013 totaled $7,149,425 as compared to $3,258,579 in the prior year. The net other expense in the current year included $6,648,267 in non-recurring, non-cash debt conversion costs, $80,389 in non-recurring gains relating to adjustments in estimates of certain accounts payable accounts, and $130,992 in non-cash amortization expense related to short-term promissory notes issued in September 2012.

Our net loss for Fiscal 2013 totaled $8,258,594 up $4,707,560 from the prior year primarily due to the increase in net other expense related to the non-recurring, non-cash charges resulting from the conversion of our convertible debt into common equity in April 2012 as well as to the increased operating loss.

AEROGROW INTERNATIONAL, INC.
Statements of Operations

	Fiscal Years Ended March 31,
	2013	2012

Product sales, net	$7,330,408	$8,230,424
Cost of revenue	4,000,126	4,164,676
Gross Profit	3,330,282	4,065,748

Operating expenses
Research and development	295,882	48,669
Sales and marketing	2,325,475	2,031,043
General and administrative	1,818,094	2,278,491
Total operating expenses	4,439,451	4,358,203

(Loss) from operations	(1,109,169)	(292,455)

Other (income) expense, net
Interest (income)	(8)	(18)
Interest expense	569,924	3,328,835
Interest expense – related party	29,897	473,932
Debt conversion cost	6,648,267	--
Other (income) expense, net	(98,655)	(544,170)
Total other (income) expense, net	7,149,425	3,258,579

Net (loss)	$(8,258,594)	$(3,551,034)

Net (loss) per share, basic and diluted	$(1.55)	$(19.98)

Weighted average number of common shares outstanding, basic and diluted	5,344,070	177,731

AEROGROW INTERNATIONAL, INC.
Condensed Balance Sheet

	March 31, 2013	March 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$524,491	$501,577
Restricted cash	42,294	42,756
Accounts receivable, net of allowance for doubtful accounts of $1,100 and $768 at March 31, 2013 and 2012, respectively	173,096	221,713
Other receivables	168,511	197,076
Inventory, net	1,229,397	1,784,424
Prepaid expenses and other	204,927	309,340
Total current assets	2,342,716	3,056,886
Property and equipment, net of accumulated depreciation of $2,868,610 and $2,709,075 March 31, 2013 and 2012, respectively	265,508	133,768
Other assets
Intangible assets, net of $134,837 and $120,923 of accumulated amortization at March 31, 2013 and 2012, respectively	195,403	198,490
Deposits	145,201	145,744
Deferred debt issuance costs, net of accumulated amortization of $2,253,936 and $1,449,581 March 31, 2013 and 2012, respectively	23,052	844,116
Total other assets	363,656	1,188,350
Total Assets	$2,971,880	$4,379,004
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$379,242	$607,840
Notes payable	518,347	633,995
Notes payable – Related party	122,026	307,821
Current portion - long term debt – Related Party	--	100,464
Current portion – long term debt	899,399	988,589
Accrued expenses	292,066	252,562
Customer deposits	156,929	8,270
Deferred rent	6,209	6,207
Total current liabilities	2,374,218	2,905,748
Long-term debt	1,168,711	5,892,590
Long-term debt-related party	--	702,708
Total liabilities	3,542,929	9,501,046
Commitments, and contingencies
Stockholders' equity (deficit)
Preferred stock, $.001 par value, 20,000,000 shares authorized, 7,526 and 7,576 issued and outstanding at March 31, 2012 and 2011, respectively	--	8
Common stock, $.001 par value, 500,000,000 shares authorized, 20,994,160 and 19,244,160 shares issued and outstanding at March 31, 2012 and 2011, respectively	5,905	210
Additional paid-in capital	75,427,217	62,623,317
Accumulated (deficit)	(76,004,171)	(67,745,577)
Total Stockholders' Equity (Deficit)	(571,049)	(5,122,042)
Total Liabilities and Stockholders' Equity (Deficit)	$2,971,880	$4,379,004

AEROGROW INTERNATIONAL, INC.

SUPPLEMENTAL INFORMATION

SALES BY CHANNEL
	Fiscal Years Ended March 31,
	2013	2012
Net revenue
Direct-to-consumer	86.0%	89.8%
Retail	12.1%	8.6%
International	1.9%	1.6%
Total net revenue	100.0%	100.0%

SALES BY PRODUCT
	Fiscal Years Ended March 31,
	2013	2012
Revenue
AeroGardens	48.1%	44.9%
Seed Kits and Accessories	51.9%	55.1%
Total sales	100.0%	100.0%

EBITDA CALCULATION
	Fiscal Years Ended March 31,
	2013	2012
Operating Loss	$(1,109,169)	$(292,455)
Add Back Non-Cash Items:
Depreciation	160,613	235,972
Amortization	13,915	96,089
Stock based compensation	176,850	258,892
Total Non-Cash Items	351,378	590,953

EBITDA	$(757,791)	$298,498

EBITDA is a non-GAAP measure.  The GAAP measure most directly comparable to EBITDA is net earnings. The non-GAAP financial measure of EBITDA should not be considered as an alternative to net earnings. EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA excludes some, but not all, items that affect net earnings and is defined differently by different companies, our definition of EBITDA may not be comparable to similarly titled measures of other companies.

To see a letter from our President and Chief Executive Officer regarding the Fiscal Year ending March 31, 2013, please go to http://www.aerogrow.com/FY2013/LetterToShareholder.pdf.

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe, and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:

Company
John Thompson
AeroGrow International, Inc.
303-444-7755